August 8, 1995

Mobil Corporation
3225 Gallows Road
Fairfax, Virginia 22037

Dear Sirs:

I refer to the Registration Statement on Form S-8 which Mobil Corporation
( Mobil ) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 10,000,000 shares of Mobil Corporation common stock, par value $2.00 per share (the Securities ).

I (or lawyers under my supervision) have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and corporate officers and representatives and have reviewed and discussed other papers and matters of fact and law as I have deemed relevant and necessary as a basis for the following opinion. I have assumed the authenticity of all documents submitted as originals and the conformity with the original documents of any copies of such documents submitted for examination.

In this regard, I am of the opinion that the Securities, when sold, will be legally issued, fully paid and non-assessable common shares of Mobil Corporation.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. I also consent to the making of the statement with respect to me in Part II of the Registration Statement under Item 5.

                                   Very truly yours,

                                   /s/ Samuel H. Gillespie III

                                   Samuel H. Gillespie III
                                   General Counsel